Main Place Real Estate Investment Trust 							                     Exhibit 12
Ratio of Earnings to Fixed Charges
----------------------------------------------------------------------------------------
(Dollars in Thousands)
                                                     				Year 		     Year 	    From Inception
                                      		Three Months		   Ended	     	Ended	       Through
                                          		Ended	    December 31, December 31, December 31,
                                       March 31, 1997    1996 		      1995	        1994
------------------------------------------------------------------------------------------
Income before taxes....................  $  214,618   $  216,709   $   48,070   $    5,459

Fixed charges:
     Interest expense .................	     68,694      255,318      145,822       25,701
     Amortization of debt discount and
       appropriate issuance costs......		       804 	      2,856          983 	          -
                                         -------------------------------------------------
        Total fixed charges............	     69,498      258,174      146,805       25,701

Earnings ..............................  $  284,116   $  474,883   $  194,875   $   31,160
                                         =================================================

Fixed charges..........................		$   69,498   $  258,174   $  146,805   $   25,701
                                         =================================================
Ratio of Earnings to Fixed Charges.....		      4.09 		      1.84 		      1.33 	       1.21
